CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen International Trust

We consent to the use of our reports dated December 10, 2004 for Evergreen Emerging Markets Growth Fund, Evergreen Global Large Cap Equity Fund (formerly, Evergreen Global Leaders Fund), Evergreen Global Opportunities Fund, Evergreen International Equity Fund, and Evergreen Precious Metals Fund, each a series of the Evergreen International Trust, incorporated herein by reference and to the reference to our firm under the caption “FINANCIAL HIGHLIGHTS” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

February 25, 2005